Exhibit 99.1
GRANT PARK WEEKLY PERFORMANCE STATISTICS * 02/03/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.46%	-0.08%	3.33%
Class B Units	0.44%	-0.08%	3.25%
* Subject to independent verification

WEEKLY COMMENTARY FOR THE WEEK ENDED FEBRUARY 03, 2006

The Grant Park Futures Fund posted positive returns over the past week. Gains came mainly from positions in the metals sector. Losses came mostly from positions in the energies and stock indices.

Long positions in the metals sector recorded gains as prices for base metals rallied throughout the week. Aluminum, copper, lead and zinc closed the weekly session at higher levels, in part due to the news that new construction spending in the United States for December had grown by 1.0% for the month while economists had expected spending to increase by 0.3%. Analysts said the price rise reflected investors’ expectations that the strength in construction spending would extend into 2006. They also attributed some of the strength in base metals to continued buying on behalf of commodity funds. Long positions in the precious metals also contributed to earnings as prices for gold and silver settled the week at higher levels. The April gold contract on COMEX closed at $571.60 per ounce, up $7.90 for the week which was attributed to continued concerns that Iranian nuclear ambitions could escalate into a confrontation with United Nations Security Council. The March silver contract rose 15.5 cents, settling at $9.76 per ounce.

Long positions in the energy sector sustained losses as news of growing oil stockpiles resulted in lower prices in the sector. A U.S. Department of Energy report released on Wednesday showed that U.S. crude oil supplies were 11% higher than they were one year ago. Analysts said that the increase in inventories could be attributed in part to the unseasonably warm weather throughout the Northeastern portion of the United States. March crude oil fell $2.39 for the week, settling at $65.37 per barrel. Heating oil fell 5.59 cents to close at $1.7816 per gallon while unleaded gasoline was 12.83 cents weaker, closing at $1.6817 per gallon.

Share prices in the U.S. ended the week lower resulting in losses for long positions in the stock index sector. Stocks were lower on Tuesday after the U.S. Federal Reserve Bank raised short-term interest rates and indicated that it may continue to raise rates even further in order to combat inflation. Stocks traded lower still after the U.S. Department of Labor reported on Friday that 193,000 jobs had been added to the economy in January. The report was below economists’ expectations but also showed that the December payrolls were revised upward from 108,000 to 140,000. The unemployment rate fell to 4.7% for January, the lowest level since July 2001. Analysts said that the data suggested a tightening labor market and indicated that the central bank might have to continue its rate tightening in order to keep inflation at bay. The S&P Composite Index fell 23.70 points for the week. The NASDAQ-100 index closed 55.00 points lower, partly due to disappointing earnings from Internet search engine giant Google.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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